Exhibit 99.1

BioDelivery Sciences Announces Changes to its Executive Leadership Team

James Vollins joins the Company in role of General Counsel, Chief Compliance Officer, and Corporate Secretary

Ernest De Paolantonio, Chief Financial Officer announces plan to retire by mid-2019

Scott Plesha, President takes on additional role of Chief Commercial Officer

RALEIGH, N.C., October 29, 2018 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI), a rapidly growing commercial-stage specialty pharmaceutical company dedicated to patients living with chronic pain, appointed James Vollins as General Counsel and member of its Executive Leadership Team effective November 5, 2018. Mr. Vollins will also serve as the Company’s Chief Compliance Officer and Corporate Secretary. Jim brings over 25 years of extensive legal experience including serving as general counsel and assistant general counsel for several successful healthcare companies and as senior external counsel covering a variety of legal matters. Mr. Vollins is well versed in the fields of securities law, corporate governance and regulatory compliance relating to the commercialization and reimbursement of pharmaceutical products in the U.S. Jim received his J.D. from Case Western Reserve University School of Law, Magna cum laude, and is a graduate of Wesleyan University.

“We are delighted to welcome Jim to our leadership team during this exciting time of rapid company growth,” stated Herm Cukier, CEO of BDSI. “His extensive and wide ranging legal, compliance, and corporate governance experience as part of public companies will further enhance our ability to successfully capitalize on the continued potential of Belbuca growth and beyond.”

The company also announced the retirement of Ernest R. DePaolantonio, Chief Financial Officer and Corporate Secretary, which is expected to occur by mid-2019. This time will allow the company to hire a new CFO and provide for a smooth transition with Mr. DePaolantonio well before his retirement.

“For the past five years, Ernie has played a critical role helping BDSI transition from an R&D organization into the rapidly growing commercial stage company we are today,” said Herm Cukier. “On behalf of the Board of Directors, I want to thank Ernie for his leadership, dedicated service and contributions that have helped position the company for continued growth and success. We wish Ernie the very best in the years ahead.”

Finally, the company announced the enhanced title of Scott Plesha to President and Chief Commercial Officer of the Company. This change recognizes the broader role and contributions Scott has undertaken in leading the very successful growth of BELBUCA® over the last eighteen months, and the important role the commercial organization will continue to play in the future of BDSI.

About BioDelivery Sciences International, Inc.

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a rapidly growing commercial-stage specialty pharmaceutical company dedicated to patients living with chronic pain. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s marketed products and those in development address serious and debilitating conditions such as chronic pain, breakthrough cancer pain, and opioid dependence. BDSI’s headquarters is in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com

Facebook:	Facebook.com/BioDeliverySI

Twitter:	@BioDeliverySI

BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) and BELBUCA® (buprenorphine) buccal film (CIII) are marketed in the U.S. by BioDelivery Sciences. For full prescribing information and important safety information on BDSI products please visit www.bdsi.com where the Company promptly posts press releases, SEC filings, and other important information or contact the Company at (800) 469-0261. For full prescribing and safety information on BELBUCA, please visit www.belbuca.com and for full prescribing and safety information on BUNAVAIL, please visit www.bunavail.com.

© 2018 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Mary Coleman

Vice President, Investor Relations

BioDelivery Sciences International, Inc.

919-582-9050

mcoleman@bdsi.com

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com